EXHIBIT 10.9

CORPORATE HEADQUARTERS

April 25, 2006

Bart J. Doedens, M.D.

President, EBI, L.P.

100 Interpace Parkway

Parsippany, NJ 07054

Re: Fiscal year 2006/2007 and Relocation Expenses

Dear Bart:

The purpose of this letter is to provide you with certain assurances with respect to your salary and bonus income in Fiscal 2006 and Fiscal 2007, and to address relocation issues related to your move to the Parsippany, New Jersey area (“Parsippany”). The assurances discussed below will commence upon your relocation to Parsippany, or June 1, 2006, whichever occurs last.

Salary and Bonus Income

As Vice President, Biomet, Inc. and President, EBI, L.P., you will receive base compensation of $425,000.00 in Fiscal 2007. Your Fiscal 2006 target bonus is $ 250,000.00, and this bonus amount will be guaranteed for Fiscal 2006 regardless of whether the Company and/or EBI meets its target bonus performance objectives. It is expected that the balance of this bonus payment will be made in early July 2006; however, if you complete your relocation to Parsippany before that time, we will immediately make the payment to you.

Relocation Package

(a)	Biomet will reimburse your actual relocation expenses for personal property from Stuart, Florida, by a household mover acceptable to both yourself and Biomet. Biomet will require two (2) quotes and the coordination of movers will be managed by Darlene Whaley, Vice President of Human Resources at Biomet. Biomet will not consider charges for unpacking belongings in Parsippany.

(b)	Biomet will pay you a one-time relocation bonus payment in the amount of $500,000.00, payable upon your purchase of a new home in Parsippany. This payment will be grossed up to minimize the income tax consequences to you.

(c)	Biomet will agree to repurchase your home in West Palm Beach, Florida, based upon the average of two appraisals. The two appraisers that are selected will be acceptable to both yourself and Biomet. Darlene Whaley will manage the coordination of obtaining the appraisals of your home in Florida. Alternatively, if allowed pursuant to applicable laws and regulations (which will be determined within the next 14 days), you agree that Biomet may pay to you the net equity in your home and assume the mortgage obligation.

Mailing Address P.O. Box 587 Warsaw, IN 46581-0587	Shipping Address 56 E. Bell Dr. Warsaw, IN 46582

Office 574-267-6639	Fax 574-267-8137	E-Mail biomet@biomet.com

Bart J. Doedens, M.D.

Fiscal year 2006/2007 and Relocation Expenses

Page Two

In the event that you chose to leave your employment at EBI, L.P. within one year of your relocation to Parsippany which is expected to take place on or about June 1, 2006, and Biomet is not in breach of its obligations to you, you will reimburse 100% of your actual relocation expenses, including the one-time “grossed up” relocation bonus payment described in paragraph(b). Similarly, if you choose to leave after the first anniversary, but before the second anniversary of your relocation, you will reimburse 50% of your actual relocation expenses, including the one-time “grossed up” relocation bonus.

Lastly, the Compensation Committee of the Board of Directors is presently working with a compensation consultant to consider, among other things, change in control agreements for certain members of senior management. The Compensation Committee intends to include you in that group and it is expected that upon a change in control should you be constructively or involuntarily terminated (double trigger), you would receive a payment of two (2) times your salary and target bonus. The agreement would also include other usual and customary terms of such agreements, including acceleration of stock options.

Your formal acceptance of this offer may be accomplished by signing where indicated below, and returning this original offer letter to my attention on or before April 25, 2006. If we do not receive your signed letter by this date, the offer is void. As we anticipate a prompt reply, please feel free to contact Dan, Brad or myself with any questions. We look forward to working with you in making your relocation to Parsippany as smooth as possible.

Sincerely,

/s/ Darlene Whaley
Darlene Whaley
Vice President of Human Resources Biomet, Inc.

ACCEPTED AND AGREED THIS 25th day of April, 2006.

/s/ Bart J. Doedens
Bart J. Doedens, M.D.

Mailing Address P.O. Box 587 Warsaw, IN 46581-0587	Shipping Address 56 E. Bell Dr. Warsaw, IN 46582

Office 574-267-6639	Fax 574-267-8137	E-Mail biomet@biomet.com